                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         THE HOUSTON EXPLORATION COMPANY
     -----------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     -----------------------------------------------------------------------
     (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    4)  Proposed maximum aggregate value of transaction:
                                                         -----------------------

    5)  Total fee paid:
                        --------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:
                                ------------------------------------------------

    2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    3)  Filing Party:
                      ----------------------------------------------------------

    4)  Date Filed:
                    ------------------------------------------------------------

                         THE HOUSTON EXPLORATION COMPANY
                           1100 LOUISIANA, SUITE 2000
                              HOUSTON, TEXAS 77002



                                 April 10, 2001



TO OUR STOCKHOLDERS:

         You are cordially invited to attend the 2001 Annual Meeting of Stockholders of The Houston Exploration Company to be held on Tuesday, May 15, 2001, at 10:00 a.m., local time, at the DoubleTree Hotel--Allen Center, 400 Dallas Street, Houston, Texas 77002. A Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.

         We encourage you to read the Notice of the Annual Meeting and Proxy Statement so that you may be informed about the business to come before the meeting. Your participation in the Company's business is important, regardless of the number of shares that you hold. To ensure your representation at the meeting, please promptly sign and return the accompanying proxy card in the postage-paid envelope.

         We look forward to seeing you on May 15th.


                                              Sincerely,

                                              /s/ Robert B. Catell
                                              ----------------------------------
                                              Robert B. Catell
                                              Chairman of the Board of Directors

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 15, 2001


To the Stockholders of The Houston Exploration Company:

         The Annual Meeting of Stockholders (the "Annual Meeting") of The Houston Exploration Company will be held on Tuesday, May 15, 2001, at 10:00 a.m., local time, at the DoubleTree Hotel--Allen Center, 400 Dallas Street, Houston, Texas 77002, for the following purposes:

                  1.       To elect ten Directors of the Company;

                  2. To ratify and approve the appointment of Arthur Andersen LLP as the Company's independent public accountants for its fiscal year ending December 31, 2001; and

                  3. To act upon such other business as may properly come before the meeting or any adjournments thereof.

         Only stockholders of record at the close of business on March 21, 2001 are entitled to notice of and to vote at the Annual Meeting.

         It is important that your shares be represented at the Annual Meeting regardless of whether you plan to attend. THEREFORE, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE. If you are present at the Annual Meeting, and wish to do so, you may revoke your proxy and vote in person.

                                             By Order of the Board of Directors,

                                             /s/ James F. Westmoreland
                                             -----------------------------------
                                             James F. Westmoreland
                                             Secretary

Houston, Texas
April 10, 2001

                         THE HOUSTON EXPLORATION COMPANY
                           1100 LOUISIANA, SUITE 2000
                              HOUSTON, TEXAS 77002


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS


                             TO BE HELD MAY 15, 2001



                    SOLICITATION AND REVOCABILITY OF PROXIES

         The accompanying proxy is solicited by the Board of Directors of The Houston Exploration Company (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 15, 2001 (the "Annual Meeting"), at 10:00 a.m., local time, at the DoubleTree Hotel--Allen Center, 400 Dallas Street, Houston, Texas 77002, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournments of the Annual Meeting. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this Proxy Statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any such other matters.

         Each stockholder of the Company has the unconditional right to revoke his or her proxy at any time prior to its exercise, either in person at the Annual Meeting or by written notice to the Company addressed to Secretary, The Houston Exploration Company, 1100 Louisiana, Suite 2000, Houston, Texas 77002. No revocation by written notice will be effective unless such notice has been received by the Secretary of the Company prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.

         The principal executive offices of the Company are located at 1100 Louisiana, Suite 2000, Houston, Texas 77002. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy are being mailed to the Company's stockholders on or about April 19, 2001.

         In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers and employees of the Company may solicit the return of proxies by mail, personal interview, telephone or facsimile. Officers and employees of the Company will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

         All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company.

                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's stockholders will be asked to consider and act upon the following matters:

                  1.       To elect ten Directors of the Company;

                  2. To ratify and approve the appointment of Arthur Andersen LLP as the Company's independent public accountants for its fiscal year ending December 31, 2001; and

                  3. To act upon such other business as may properly come before the meeting or any adjournments thereof.

                                QUORUM AND VOTING

         The close of business on March 21, 2001 has been fixed as the record date (the "Record Date") for the determination of the stockholders entitled to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, the Company had issued and outstanding 29,997,741 shares of common stock, par value $0.01 per share (the "Common Stock").

         Each holder of record of Common Stock will be entitled to one vote per share on each matter that is called to vote at the Annual Meeting. Shares of Common Stock may not be voted cumulatively.

         The presence, either in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present.

         A plurality vote is required for the election of Directors in Proposal Number 1. Accordingly, if a quorum is present at the Annual Meeting, the ten persons receiving the greatest number of votes will be elected to serve as Directors. Withholding authority to vote for a Director nominee and broker non-votes in the election of Directors will not affect the outcome of the election of Directors.

         All other matters to be voted on at the Annual Meeting will be decided by the vote of the majority of the shares present or represented at the Annual Meeting and entitled to vote on such matter. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on such vote.

         All proxies that are properly completed, signed and returned prior to the Annual Meeting will be voted. Any Proxy given by a stockholder may be revoked by the stockholder at any time before it is exercised by (1) filing with the Secretary of the Company an instrument revoking the proxy, (2) executing and returning a proxy bearing a later date or (3) attending the Annual Meeting and expressing a desire to vote the stockholder's shares of Common Stock in person.

         Votes will be counted by The Bank of New York, the Company's transfer agent and registrar.

                               PROPOSAL NUMBER 1:
                              ELECTION OF DIRECTORS

         Each of the persons named below has been nominated by the Board of Directors for election as a Director of the Company until the 2002 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. The ten nominees for election as Directors that receive the most votes cast at the Annual Meeting will be elected as Directors.

         Effective March 31, 2001, James G. Floyd retired as President and Chief Executive Officer and resigned from the Company's Board of Directors. On April 4, 2001, the Board of Directors appointed William G. Hargett to serve as President and Chief Executive Officer and as a Director of the Company.

         If, at the time of or prior to the Annual Meeting, any of the nominees is unable or declines to serve, the discretionary authority provided in the Proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

NOMINEES FOR ELECTION AS DIRECTORS

         The names of the nominees for election as Directors, and certain additional information with respect to each of them, are set forth below.

                                                                           YEAR FIRST
        NAME               AGE        POSITION WITH THE COMPANY         BECAME A DIRECTOR
        ----               ---        -------------------------         -----------------

Robert B. Catell .....     64     Chairman of the Board of Directors         1986
Gordon F. Ahalt ......     73     Director                                   1996
David G. Elkins ......     59     Director                                   1999
Russell D. Gordy .....     50     Director                                   1986
Craig G. Matthews ....     58     Director                                   1993
James Q. Riordan .....     73     Director                                   1996
Donald C. Vaughn .....     65     Director                                   1997
Gerald Luterman ......     57     Director                                   2000
H. Neil Nichols ......     63     Director                                   2000
William G. Hargett ...     51     Director                                   2001

         Robert B. Catell has been Chairman of the Board of Directors of the Company since 1986. Mr. Catell is the Chairman and Chief Executive Officer of KeySpan Corporation ("KeySpan"), a diversified energy provider, and has held this position since July 1998. KeySpan owns approximately 68% of the shares of the Company's common stock. Mr. Catell joined KeySpan's subsidiary, The Brooklyn Union Gas Company ("Brooklyn Union"), in 1958 and was elected Assistant Vice President in 1974, Vice President in 1977, Senior Vice President in 1981 and Executive Vice President in 1984. Mr. Catell was elected Brooklyn Union's Chief Operating Officer in 1986 and President in 1990. Mr. Catell served as President and Chief Executive Officer of Brooklyn Union from 1991 to 1996 when he was elected Chairman and Chief Executive Officer and held these positions until the formation of KeySpan in May 1998 through the combination of Brooklyn Union's parent company, KeySpan Energy Corporation, and certain assets of Long Island Lighting Company. Mr. Catell serves on the Boards of Alberta Northeast Gas, Ltd., Boundary Gas Inc., Taylor Gas Liquids, Ltd., Gas Technology Institute, Edison Electric Institute, New York State Energy Research and Development Authority, Independence Community Bank Corp., Business Council of New York State, Inc., New York City Investment Fund, New York City Partnership and the Long Island Association. Mr. Catell received both his Bachelor's and Master's Degrees in Mechanical Engineering from City College of New York. He holds a Professional Engineer's License in New York State, and attended Columbia University's Executive Development Program and Harvard Business School's Advanced Management Program.

         Gordon F. Ahalt has been a Director of the Company since 1996. Mr. Ahalt has been President of G.F.A. Inc., a petroleum industry financial and management consulting firm, since 1982. Mr. Ahalt was a consultant to Brooklyn Union until May 1998. He was most recently a consultant to W.H. Reaves Co., Inc. Mr. Ahalt serves as a Director for the Bancroft and Ellsworth Convertible Funds and Cal Dive International. Mr. Ahalt received a B.S. Degree in Petroleum Engineering in 1951 from the University of Pittsburgh, attended New York University's Business School and is a graduate of Harvard Business School's Advanced Management Program. He worked for Amoco Corporation from 1951 to 1955, Chase Manhattan Bank from 1955 to 1972, White Weld & Co., Inc. from 1972 to 1973, and Chase Manhattan Bank from 1974 through 1976, and served as President and Chief Executive Officer of International Energy Bank London from 1977 through 1979 and as Chief Financial Officer of Ashland Oil Inc. from 1980 through 1981.

         David G. Elkins has been a Director of the Company since July 27, 1999. Since January 1, 1998, Mr. Elkins has been employed by Sterling Chemicals, Inc., a chemicals producing company, where he serves as President. Prior to January 1, 1998, he was a senior partner in the law firm of Andrews & Kurth L.L.P. where he specialized in corporate and business law, including mergers and acquisitions and securities law matters. Mr. Elkins serves as a Director of Sterling Chemicals, Inc. and Memorial Hermann Hospital System. Mr. Elkins received his J.D. Degree from the Southern Methodist University.

         Russell D. Gordy has been a Director of the Company since 1986. Mr. Gordy has been Managing General Partner of S.G. Interests, a private firm specializing in oil and gas investments, since 1992. Prior to forming S.G. Interests, Mr. Gordy was Managing Partner of Northwind Exploration, a private oil and gas firm formed in 1981 to specialize in exploration along the Texas and Louisiana Gulf Coast. From 1974 to 1981 Mr. Gordy served in various financial capacities for Houston Oil and Minerals Corporation. Mr. Gordy holds a B.B.A. in accounting from Sam Houston State University and is a C.P.A. Mr. Gordy is a member of the Board of Directors, or equivalent directing body in the case of partnerships or limited liability companies, of SG Interests I-IV, Gordy Oil Company, Gordy Gas Corporation, San Juan Compression, L.L.C., SG Interests, Inc., SG Methane Company, Inc., Gurnee Gas Company L.L.C., Rock Creek Ranch, Inc. and Lone Star Land & Cattle Company.

         Craig G. Matthews has been a Director of the Company since 1993. Since March 2001, Mr. Matthews has been Vice Chairman, Chief Operating Officer and a Director of KeySpan. From January 1999 to March 2001, Mr. Matthews served as President and Chief Operating Officer of KeySpan and its principal gas subsidiary, The Brooklyn Union Gas Company. Prior to January 1999, Mr. Matthews served as Executive Vice President and Chief Financial Officer of KeySpan since KeySpan's formation in May 1998 through the combination of Brooklyn Union's parent company, KeySpan Energy Corporation, and Long Island Lighting Company. Mr. Matthews joined Brooklyn Union in 1965 and has held various management positions in the corporate planning, financial, marketing, and engineering areas. He has been an officer of Brooklyn Union since 1977. He was elected Vice President of Brooklyn Union in 1981 and Senior Vice President in 1985. In 1991, Mr. Matthews was named Executive Vice President with responsibilities for Brooklyn Union's financial, gas supply, information systems, and strategic planning functions, as well as Brooklyn Union's energy-related investments. In 1996, Mr. Matthews was promoted to President and Chief Operating Officer of Brooklyn Union. Mr. Matthews graduated from Rutgers University in 1965 with a Bachelor's Degree in Civil Engineering, and acquired an M.S. Degree in Industrial Management from Polytechnic University. He is the President of the Brooklyn Philharmonic Orchestra and serves on the board of the American Gas Association, the Brooklyn Chamber of Commerce, Polytechic University, Neighborhood Housing Services and the Regional Planning Association.

         James Q. Riordan has been a Director of the Company since 1996 and a Director of KeySpan since May 1998. He was a Director of Brooklyn Union from 1991 to May 1998. Mr. Riordan is the retired Vice Chairman and Chief Financial Officer of Mobil Corp. He joined Mobil Corp. in 1957 as Tax Counsel and was named Director and Chief Financial Officer in 1969. Mr. Riordan served as Vice Chairman of Mobil Corp. from 1986 until his retirement in 1989. He joined Bekaert Corporation in 1989 and was elected its President, and served as President until his retirement in 1992. Mr. Riordan is a Director of Tri-Continental Corporation; Director/Trustee of the mutual funds in the Seligman Group of investment companies; Trustee for the Committee for Economic Development and The Brooklyn Museum; and Member of the Policy Council of the Tax Foundation.

         Donald C. Vaughn has been a Director of the Company since 1997 and is retired Vice Chairman of Halliburton Company, an oilfield services company, where he served in that capacity from the time Dresser Industries, Inc. ("Dresser") merged with Halliburton in 1998 until March 31, 2001. Prior to the merger, Mr. Vaughn was President, Chief Operating Officer and member of the board of directors of Dresser starting in 1996. Prior to his appointment as President and Chief Operating Officer of Dresser, Mr. Vaughn served as Executive Vice President of Dresser, responsible for Dresser's Petroleum Products and Services and Engineering Services Segment, from November 1995 to December 1996; Senior Vice President of Operations of Dresser from January 1992 to November 1995; and Chairman, President and Chief Executive Officer of The M.W. Kellogg Company, an international engineering and construction company, from November 1983 to June 1996. Mr. Vaughn joined M.W. Kellogg in 1958 and is a registered professional engineer in the State of Texas. He has been recognized as a distinguished engineering alumnus of Virginia Polytechnic Institute, from which he holds a B.S. degree in civil engineering. Mr. Vaughn serves as a director on the board of a Halliburton joint venture company, Bredero-Shaw.

         Gerald Luterman has been a Director of the Company since May 2000. Mr. Luterman has served as Senior Vice President and Chief Financial Officer of KeySpan since August 1999. Prior to being appointed to his position at KeySpan, Mr. Luterman was the Chief Financial Officer of barnesandnoble.com, an Internet bookstore, from February 1999 to August 1999; the Senior Vice President and Chief Financial Officer of Arrow Electronics, Inc., a distributor of electronic components and computer products, from April 1996 to February 1999. Prior to that, from 1985 to 1996, Mr. Luterman held executive positions with American Express, including Executive Vice President and Chief Financial Officer of the Consumer Card Division from 1991 to 1996. Mr. Luterman received his MBA from Harvard Business School. Mr. Luterman serves as a director of FOB Connect and Abbeyville Press.

         H. Neil Nichols has been a Director of the Company since May 2000. Mr. Nichols is Senior Vice President of Corporate Development and Asset Management for KeySpan and has held this position since March 1999. Mr. Nichols also serves as President of KeySpan Energy Development Corp., a subsidiary of KeySpan, a position to which he was elected in March 1998. Prior to joining KeySpan in 1997, Mr. Nichols was an owner and President of Corrosion Interventions Ltd., a company based in Toronto, Canada, from 1996 to 1997 and Chairman, President, and Chief Executive Officer of Battery Technologies, Inc., from 1993 to 1995. Mr. Nichols began his career in the natural gas industry with TransCanada PipeLines ("TCPL") in 1956 and held various development positions until 1973 at which time he became Treasurer of TCPL, serving as Treasurer until 1977. From 1977 to 1981, Mr. Nichols was Vice President of Finance and Treasurer of TCPL, Senior Vice President of Finance from 1981 to 1983, Senior Vice President of Finance and Chief Financial Officer from 1983 to 1988 and Executive Vice President from 1988 to 1989. Mr. Nichols currently is a director of various KeySpan subsidiaries and is a member of the Board of Directors of Taylor Gas Liquids and KeySpan Energy Canada. Mr. Nichols is a Certified Management Accountant and a member of the Financial Executives Institute.

         William G. Hargett was appointed President and Chief Executive Officer and a Director of the Company on April 4, 2001. From May 5, 1999 until August 29, 2000, Mr. Hargett was President-North America of Santa Fe Snyder Corporation. Prior to that he was President and Chief Operating Officer and a director of Snyder Oil Corporation. Prior to joining Snyder Oil Corporation in April of 1997, Mr. Hargett served as President of Greenhill Petroleum Corporation, the U.S. oil and gas subsidiary of Australian-based Western Mining Corporation from 1994 to 1997, Amax Oil & Gas, Inc. from 1993 to 1994 and North Central Oil Corporation from 1988 to 1993. Mr. Hargett was employed in various exploration capacities by Tenneco Oil Corporation from 1974 to 1988 and Amoco Production Company from 1973 to 1974. Mr. Hargett earned Bachelor of Science and Master of Science degrees from the University of Alabama.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES. PROXIES EXECUTED AND RETURNED WILL BE VOTED FOR ALL TEN NOMINEES UNLESS THE PROXY SPECIFIES OTHERWISE.

DIRECTORS' MEETINGS AND COMPENSATION

         During 2000, the Board of Directors met eleven times and took certain additional actions by unanimous written consent in lieu of meetings. During 2000, no Director of the Company attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of committees on which the director served.

         Each outside Director of the Company receives a fee of $5,000 per calendar quarter and $1,000 per board meeting and $1,000 per committee meeting attended. Chairmen of committees of the Board of Directors receive an additional fee of $500 per committee meeting. Such fees are payable in cash or, at the option of the Director, may be deferred in an unfunded phantom stock or interest-bearing account, pursuant to the Company's Deferred Compensation Plan for non-employee Directors.

         In addition to the above fees, each individual who becomes a non-employee Director upon his or her first election to the Company's Board is entitled to receive an option to purchase 5,000 shares of the Company's common stock on the date of his or her election to the Board. On September 20 of each year, each individual who is a non-employee Director on such date is entitled to receive a non-qualified option to purchase 2,000 shares of common stock on such date; provided, however that if September 20 of any year in which such options are to be granted falls on a day which is not a business day, such options would be granted on the next following business day. Prior to the Company's adoption of the 1999 Non-Qualified Stock Option Plan (the "1999 Stock Option Plan") in October 1999, all grants to non-employee Directors were made under the terms of the 1996 Stock Option Plan, as amended and restated, (the "1996 Stock Option Plan"). With respect to non-employee Directors only, the 1999 Stock Option Plan amends and succeeds the 1996 Stock Option Plan and, as a result, all future grants to non-employee Directors will be made under the terms of the 1999 Stock Option Plan. See "Executive Compensation--1996 Stock Option Plan" and "--Non-Qualified 1999 Stock Option Plan."

BOARD COMMITTEES

         The Company's Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee.

         The Executive Committee, during the intervals between meetings of the Board of Directors, has and may exercise all of the powers of the Board of Directors in the management or direction of the business and affairs of the Company, except as reserved to the Board of Directors, delegated to another committee or prohibited by the Company's bylaws or applicable law. The Executive Committee currently consists of Messrs. Ahalt, Catell and Hargett. Mr. Catell serves as chairman.

         The Audit Committee's functions include providing assistance to the Board of Directors in fulfilling its responsibilities relating to corporate accounting and reporting practices, maintaining a direct line of communication between the Board of Directors and the Company's independent public accountants, and performing such other functions as may be prescribed with respect to audit committees under applicable rules, regulations and policies of the New York Stock Exchange, Inc. The Audit Committee currently consists of Messrs. Ahalt, Gordy and Riordan. Mr. Riordan serves as chairman.

         The Compensation Committee administers the Company's 1996 Stock Option Plan and 1999 Stock Option Plan, makes recommendations, determines and authorizes the amount, terms and conditions of payment of any and all forms of compensation for the Company's directors, officers, employees and agents, approves and administers any loan to, guarantee or any obligation of, or other assistance to any officer or other employee of the Company. The Compensation Committee currently consists of Messrs. Ahalt, Catell and Riordan. Mr. Catell serves as chairman.

         During 2000, the Audit Committee met five times, the Compensation Committee met four times and the Executive Committee did not hold any separate meetings.

         In connection with the joint decision of KeySpan and the Company to explore strategic alternatives for the Company, in September 1999, the Board of Directors appointed a special committee consisting of outside directors to assist in the strategic review process. The special committee retained Goldman, Sachs & Co. as its financial advisor. The members of the special committee were Messrs. Elkins, Gordy and Vaughn. Mr. Vaughn served as chairman. This special committee met six times between September and December 1999 and four times between January and February 2000. On February 25, 2000, the Company and KeySpan jointly announced that they had concluded their review of strategic alternatives for the Company. KeySpan announced that it intends to retain its equity position in the Company for the foreseeable future.

                               PROPOSAL NUMBER 2:
           RATIFICATION AND APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed the firm of Arthur Andersen LLP as the Company's independent public accountants to make an examination of the accounts of the Company for the fiscal year ending December 31, 2001, subject to ratification by the Company's stockholders. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so. They will also be available to respond to appropriate questions from the stockholders attending the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL NUMBER 2, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS THE PROXY SPECIFIES OTHERWISE.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee of the Board of Directors includes three directors who are independent, as defined by the standards of the New York Stock Exchange. The Audit Committee assists the Board in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls and the quality and integrity of its financial statements. In May 2000, the Board adopted a new Audit Committee Charter, appearing at Appendix A to this proxy statement. As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, and for the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

         The Audit Committee met five times during the year ended December 31, 2000. In performing its oversight function, the Audit Committee reviewed and discussed with management and the independent auditors the interim financial statements as well as the annual financial statements and the independent auditor's examination and report on the Company's annual financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, "Communication with Audit Committees," as currently in effect. The Audit Committee has also received the written disclosure statement from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Committee also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

         The Audit Committee reviewed the Company's audited financial statements for the year ended December 31, 2000, and discussed them with management and the independent auditors. Based on their review and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

         During the year ended December 31, 2000, the Company paid fees totaling $223,500 to independent auditors. Fees paid included $160,000 for the audit of annual financial statements and related quarterly statements and $63,500 for all other fees, including the audit of the Company's 401(k) plan and the audit of its annual incentive compensation calculation. The Company did not pay or incur any fees relating to financial information systems design or implementation.

         The foregoing report is given by the following members of the Audit
Committee: James Q. Riordan -- Chairman, Gordon F. Ahalt and Russell D. Gordy.

         This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

         Set forth below is certain information concerning the executive officers of the Company, including the business experience of each during the past five years.

         NAME                 AGE                        POSITION
         ----                 ---                        --------
William G. Hargett ......     51     President and Chief Executive Officer
Thomas W. Powers ........     56     Senior Vice President, Chief Financial Officer and Treasurer
Charles W. Adcock .......     47     Senior Vice President--Operations and Engineering
James F. Westmoreland ...     45     Vice President, Chief Accounting Officer and Secretary
Thomas E. Schwartz ......     44     Vice President--Geophysics

         Effective as of March 31, 2001, James G. Floyd retired as President and Chief Executive Officer and Director of the Company and Randall J. Fleming retired as Senior Vice President--Exploration and Production.

         For the biography of Mr. Hargett, please see "Proposal Number 1:
Election of Directors--Nominees for Election as Directors."

         Thomas W. Powers was appointed Senior Vice President, Chief Financial Officer and Treasurer by the Board effective April 1, 2001. Mr. Powers held the position of Senior Vice President--Business Development and Finance of the Company since October 1995 and Treasurer since May 1996. Mr. Powers was General Manager of Diversification for Brooklyn Union from 1991 to 1995 and Executive Vice President and Chief Operating Officer of Fuel Resources Inc., a Brooklyn Union subsidiary, from 1986 to 1991. Prior to joining Brooklyn Union, Mr. Powers was Manager of Corporate Development for Anglo Energy. He holds a B.S. Degree in economics from Bowling Green University and an M.B.A. from Long Island University.

         Charles W. Adcock was appointed Senior Vice President--Operations and Engineering, effective April 1, 2000. Mr. Adcock's responsibilities were expanded to include responsibilities for all of the Company's operations both offshore and onshore, as well as for overseeing acquisitions and reservoir engineering. Previously, Mr. Adcock held the position of Vice President--Project Development from September 1996 until April 2000. Mr. Adcock held the same position, Vice President--Project Development, with Fuel Resources, Inc., a subsidiary of Brooklyn Union that previously owned the Company's onshore properties, from 1993 to 1996. Prior to joining Fuel Resources, Inc., Mr. Adcock worked at NERCO Oil & Gas as Reservoir Engineering Specialist. Prior to NERCO, he held various engineering positions with Apache, ANR Production and Aminoil U.S.A. Mr. Adcock is a Registered Professional Engineer in the State of Texas, and received his B.S. Degree in civil engineering from Texas A&M University and an M.B.A. Degree from the University of St. Thomas.

         James F. Westmoreland has been Vice President, Chief Accounting Officer, Comptroller and Secretary of the Company since October 1995 and was Vice President and Comptroller of the Company from 1986 to 1995. Mr. Westmoreland was supervisor of natural gas and oil accounting at Seagull from 1983 to 1986. Mr. Westmoreland holds a B.B.A. Degree in accounting from the University of Houston.

         Thomas E. Schwartz has been Vice President - Geophysics since May 1998. Prior to his appointment to Vice President, Mr. Schwartz was a senior offshore geophysicist for the Company from 1990 to 1998. From 1984 until 1990, Mr. Schwartz held the positions of senior geologist and senior geophysicist for Sonat Exploration Company. Prior to joining Sonat Exploration Company, he was an explorationist with Eason Oil Company from 1980 to 1984. Mr. Schwartz received his B.S. Degree in geology from the University of New Orleans.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Compensation Committee (the "Committee") of the Board of Directors of the Company currently consists of Gordon F. Ahalt, Robert B. Catell and James
Q. Riordan, none of whom is an employee of the Company. The Committee is responsible for evaluating the performance of management, determining the compensation for the officers, employees and agents of the Company, administering the Company's 1996 Stock Option Plan and 1999 Stock Option Plan, under both of which grants may be made to employees of the Company, and approving and administering any loan to, guarantee of any obligation of, or other assistance to any employee of the Company.

         The Committee has furnished the following report on executive compensation for 2000:

         Compensation Policies for Executive Officers

         Under the supervision of the Committee, the Company has developed a compensation policy that is designed to attract and retain key executives responsible for the success of the Company and to motivate management to enhance long-term stockholder value. The annual compensation package for executive officers primarily consists of (1) a cash salary that reflects the responsibilities relating to the position and individual performance, (2) long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and the Company's stockholders and (3) variable performance awards payable in cash or stock and tied to the individual's or the Company's achievement of certain goals or milestones.

         In determining the level and composition of compensation of each of the Company's executive officers, the Committee takes into account various qualitative and quantitative indicators of corporate and individual performance. The Committee generally seeks to set salaries competitive with those of peer group companies and utilizes various analyses prepared by an outside compensation consulting firm. In setting such salaries, the Committee considers its peer group to be certain independent oil and gas exploration and production companies with offshore operations in the Gulf of Mexico. For 2000, such peer group includes the same companies comprising the Peer Group reflected in the performance graph in this proxy statement.

         Base compensation is established through negotiation between the Company and the executive officer at the time the executive is hired, and then subsequently adjusted when such officer's base compensation is subject to review or reconsideration. While the Company has entered into employment agreements with certain of its executive officers, such agreements provide that base salaries may be increased at the Committee's discretion pursuant to annual reviews. When establishing or reviewing base compensation levels for each executive officer, the Committee, in accordance with its general compensation policy, considers numerous factors, including the responsibilities relating to the position, the qualifications of the executive and the relevant experience the individual brings to the Company, strategic goals for which the executive has responsibility, and compensation levels of peer group companies. No pre-determined weights are given to any one of such factors.

         In addition to each executive officer's base compensation, the Committee may award cash bonuses, grants under the 1996 Stock Option Plan and variable performance awards to chosen executive officers depending on the extent to which certain defined personal and common performance goals are achieved. Such corporate performance goals are the same as discussed above. Stock based performance awards are consistent with the Committee's emphasis on trading off annual incentive compensation for enhanced long-term incentives linked to stockholder value creation.

         All employees of the Company, including its executive officers, are eligible to receive long-term stock-based incentive awards under the 1996 Stock Option Plan, and all employees, excluding executive officers, are eligible to receive long-term stock-based incentive awards under the 1999 Stock Option Plan as a means of providing such individuals with a continuing proprietary interest in the Company. Such grants further the mutuality of interest between the Company's employees and its stockholders by providing significant incentives for such employees to achieve and maintain high levels of performance. The Company's Stock Option Plans enhance the Company's ability to attract and retain the services of qualified individuals. Factors considered in determining whether such awards are granted to an executive officer of the Company include the executive's position in the Company, his or her performance and responsibilities, the amount of options, if any, currently held by the officer, the vesting schedules of any such options and the executive officer's other compensation. Although the Committee does not adhere to any firmly established formulas or schedules for the issuance of awards such as options or restricted stock, the Committee will generally tailor the terms of any such grant to achieve its goal as a long-term incentive award by providing for a vesting schedule encompassing several years or tying the vesting dates to particular corporate or personal milestones.

         In September 1999, the Company and KeySpan announced their intention to review strategic alternatives for the Company and KeySpan's investment in Houston Exploration. KeySpan was assessing the role of Houston Exploration within its future strategic plan, and was considering a full range of strategic transactions including the possible sale of all or a portion of the Company. On October 26, 1999, in connection with its review of strategic alternatives, the Company's Board of Directors established a change of control plan pursuant to which all of the Company's employees, including its executive officers will be entitled to receive, upon a change of control (as defined in the plan) a "stay-on" bonus in the amount of 125% of the employee's regular target bonus percentage. In addition, a change of control will cause all stock options, phantom stock and other employee benefits to become fully vested.

         On February 25, 2000, the Company and KeySpan jointly announced that they had concluded their review of strategic alternatives for the Company and that KeySpan intended to retain its equity position in the Company for the foreseeable future. At the conclusion of the strategic review process, the Compensation Committee, together with the Board, awarded all employees, including the Company's executive officers, a special cash bonus equal to 15% of their base salary, for their assistance with the review process and their continued employment with the Company during the six-month review process.

         Chief Executive Compensation

         The annual base salary of Mr. Floyd, the former Chief Executive Officer and President of the Company, was increased to $450,000 from $400,000, effective September 20, 2000. The Board of Directors sets annual financial targets for the Company under the categories of return on stockholder value (measured against a peer group of companies), earnings per share, and net asset value change (the "Annual Financial Targets"). Mr. Floyd was eligible to receive 70% of his base salary (not to exceed a maximum of two times his target award of 70%) as a bonus under the Company's incentive compensation plan during 2000 of which 56% was based on achievement of the Company's Annual Financial Targets and 14% was based on achievement of certain financial targets of KeySpan Corporation which were set by the KeySpan Board. The Company achieved 130% of its 2000 Annual Financial Targets and KeySpan achieved 163.8% of its financial targets. Mr. Floyd's year-end base salary rate of $450,000 was used in calculating his bonus award for the year ended December 31, 2000 and, accordingly, Mr. Floyd received a cash bonus of $328,000 from the Company and earned a bonus of $103,000 from KeySpan. In addition to his regular bonus, Mr. Floyd received in connection with the conclusion of the strategic review process in February 2000 a special cash bonus of $64,000 representing 15% of his base salary. Pursuant to the 1996 Phantom Stock Rights grant, Mr. Floyd received a payment of $279,000 in December 2000. No stock options were awarded to Mr. Floyd during 2000. Mr. Floyd retired as President and Chief Executive Officer and resigned as Director of the Company as of March 31, 2001. See "--Termination of Employment Agreements for Retiring Officers."

         SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

         Section 162(m) of the Code, added by the Revenue Reconciliation Act of 1993, places a $1 million per executive cap on the deductible compensation that can be paid to certain executives of publicly-traded corporations. Amounts that qualify as "performance based" compensation under Section 162(m)(4)(c) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, stock options will qualify as performance based compensation. The Committee has discussed and considered and will continue to evaluate the potential impact of Section 162(m) on the Company in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

         The foregoing report is given by the following members of the Compensation Committee: Robert B. Catell -- Chairman, Gordon F. Ahalt and James
Q. Riordan.

         The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION OF EXECUTIVE OFFICERS

         Summary Compensation Table

         The following table sets forth certain summary information concerning the compensation paid or accrued by the Company during each of the last three fiscal years to its Chief Executive Officer and each of the Company's five other most highly compensated executive officers (collectively, the "Named Executive Officers"):

                                                                                                  LONG-TERM
                                                                                                 COMPENSATION
                                                                                       -----------------------------
                                                            ANNUAL COMPENSATION(3)      SECURITIES                     ALL OTHER
                NAME AND                                   -------------------------    UNDERLYING         LTIP         COMPEN-
           PRINCIPAL POSITION                     YEAR     SALARY($)       BONUS($)    OPTIONS(#)(4)   PAYOUTS($)(5)  SATION($)(6)
           ------------------                     ----     ----------     ----------   -------------   -------------  ------------
James G. Floyd(1) ...........................     2000     $  432,000     $  495,000             --     $  279,000     $  370,000
         Former President and Chief               1999        411,000        481,000         50,000        171,000        266,000
         Executive Officer                        1998        395,000        213,000         75,324        173,000        196,000

Randall J. Fleming(2) .......................     2000     $  273,000     $  259,000             --     $  145,000     $  300,000
         Former Senior Vice President             1999        263,000        285,000         30,000         89,000        207,000
         --Exploration and                        1998        253,000        117,000         36,924         90,000        263,000
         Production

Thomas W. Powers ............................     2000     $  191,000     $  174,000             --     $   87,000             --
         Senior Vice President, Chief             1999        178,000        179,000         25,000         53,000             --
         Financial Officer and Treasurer          1998        164,000         72,000         24,342         54,000             --

Charles W. Adcock ...........................     2000     $  192,000     $  173,000             --     $   50,000             --
         Senior Vice President--Operations        1999        164,000        169,000         16,000         30,000             --
         and Engineering                          1998        146,000         66,000         18,500         31,000             --

James F. Westmoreland .......................     2000     $  179,000     $  162,000             --     $   70,000     $   19,000
         Vice President, Chief Accounting         1999        168,000        169,000         16,000         42,000         17,000
         Officer, Comptroller and                 1998        154,000         68,000         21,410         44,000         31,000
         Secretary

Thomas E. Schwartz ..........................     2000     $  179,000     $  162,000             --     $   24,000     $   47,000
         Vice President--Geophysics               1999        168,000        169,000         16,000         14,000         38,000
                                                  1998        155,000         68,000         48,500         15,000         61,000

(1) Effective March 31, 2001, James G. Floyd retired as President and Chief Executive Officer of the Company.

(2) Effective March 31, 2001, Randall J. Fleming retired as Senior Vice-President--Exploration and Production.

(3) Amounts exclude perquisites and other personal benefits, including amounts contributed by the Company under the Company's 401(k) plan, because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer.

         Bonus amounts for 2000 include a special bonus of 15% of base salary paid in April 2000 pursuant to the conclusion and termination of the strategic review process initiated by the Company and KeySpan in September 1999. Amounts include: $64,000 for Mr. Floyd; $41,000 for Mr. Fleming; $28,000 for Mr. Powers and $26,000 each for Messrs. Adcock, Westmoreland and Schwartz.

         Mr. Floyd's bonus amount includes $103,000 and $62,000, respectively, earned for the years ended December 31, 2000 and 1999 and paid by KeySpan for the achievement of KeySpan's financial targets during 2000 and 1999.

(4) The Company has not issued any stock appreciation rights to the Named Executive Officers.

         The Company did not award stock options to the Named Executive Officers during 2000.

(5) PhantomStock Rights granted effective December 16, 1996, of which 20% are payable on December 16th of each of the years 1997 through 2001. Each Phantom Stock Right represents the right to receive a cash payment determined by the average closing price on the NYSE of one share of Common Stock for the five trading days preceding the payout date ($29.775 in 2000), multiplied by the number of Phantom Stock Rights payable on the payout date.

(6) Includes distributions attributable to overriding royalty interests and net profits interests in properties of the Company. See "Certain Transactions -- Transactions Between the Company and Management."

Aggregated Option Exercises in 2000 and Fiscal Year-End Option Values

         The following table provides certain information regarding (1) stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2000, (2) the number of shares of Common Stock underlying unexercised options held by each Named Executive Officer on December 31, 2000 and (3) the value, at December 31, 2000, of exercisable and unexercisable "in-the-money" stock options held by each of the Named Executive Officers:


                                                                    NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                         UNDERLYING                       IN-THE-MONEY
                                                                   UNEXERCISED OPTIONS AT                  OPTIONS AT
                                                                     FISCAL YEAR-END (#)             FISCAL YEAR-END (2) ($)
                                 SHARES                         -----------------------------     -----------------------------
                              ACQUIRED ON        VALUE
          NAME                EXERCISE(#)    REALIZED($) (1)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
          ----                ------------   ---------------    ------------    -------------     ------------    -------------

James G. Floyd(3) .......               --               --          314,923          156,393     $  6,969,741     $  3,253,729
Randall J. Fleming(3) ...          120,000     $  1,465,727           46,766           85,154          962,233        1,762,502
Thomas W. Powers ........           75,000        1,102,425           29,734           59,605          595,422        1,220,076
Charles W. Adcock .......           58,600          582,063            6,000           39,900          103,875          802,994
James F. Westmoreland ...           68,163          681,359               --           46,445               --          950,218
Thomas E. Schwartz ......           49,200          352,458               --           52,300               --          943,544

----------

(1) The value realized upon the exercise of a stock option is equal to the difference between the market price on the date of exercise and exercise price of the stock option.

(2) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Company's common stock on the NYSE on December 31, 2000 of $38.125 per share and the exercise price of the stock option.

(3) Pursuant to the retirement of Messrs. Floyd and Fleming on March 31, 2001, all stock options held by Messrs. Floyd and Fleming became fully vested and exercisable March 31, 2001.

PERFORMANCE GRAPH

         The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to a Peer Group. The Peer Group includes other independent oil and gas exploration and production companies with offshore operations in the Gulf of Mexico and is composed of Basin Exploration, Inc., Chieftain International, Inc., Cross Timbers Oil Company, Devon Energy Corporation, Louis Dreyfus National Gas Corporation, Meridian Resource Corporation, Newfield Exploration Company, Noble Affiliates, Inc., Ocean Energy, Inc. and Pogo Producing Company. The index of Peer Group companies is weighted according to the respective market capitalization of its component companies as of December 31, 2000. The graph covers the period from September 20, 1996, the date on which the common stock of the Company began publicly trading, to December 31, 2000. The graph assumes that the value of the investment in the Common Stock and each index was $100 at September 20, 1996 and that all dividends were reinvested.

                 COMPARISON OF 51 MONTH CUMULATIVE TOTAL RETURN
        BASED ON $100 INVESTED ON SEPTEMBER 20, 1996 IN STOCK OR INDEX -
                      INCLUDING REINVESTMENT OF DIVIDENDS.
                         FISCAL YEAR ENDING DECEMBER 31.

                                    [GRAPH]

                                         9/20/96         12/96          12/97          12/98          12/99          12/00
                                        ----------     ----------     ----------     ----------     ----------     ----------
The Houston Exploration Company                100            113            119            128            128            246
Peer Group                                     100            119            105             70             76            164
S & P 500                                      100            108            145            186            225            204

         The foregoing stock price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

         There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

EMPLOYMENT AGREEMENTS

         Effective April 4, 2001, the Company entered into an employment agreement with Mr. Hargett as President and Chief Executive Officer of the Company. Under the agreement, Mr. Hargett is entitled to an annual base salary of $400,000 and an annual incentive bonus of 70% of base salary if the Company meets financial targets established by the Board of Directors. For the year 2001, Mr. Hargett is guaranteed an incentive bonus of 70% of base salary, or $280,000. On the effective date of the agreement, Mr. Hargett received a grant of 10,000 restricted shares of Common Stock of the Company, which vest in one-third increments over a three-year period on each anniversary date of the grant. This restricted stock grant vests in full if Mr. Hargett terminates his employment for good reason or if the Company terminates Mr. Hargett for any reason other than cause (as defined in the employment agreement). The initial term of the employment agreement extends to the third anniversary of its effective date. However, the term of the agreement is automatically extended one year on each anniversary unless notice that the agreement will not be extended is given by either party at least 90 days prior to the anniversary.

         Effective March 8, 2001, the Company and Mr. Powers amended his employment agreement, originally dated as of September 19, 1996, to reflect his appointment as Senior Vice President, Chief Financial Officer and Treasurer. Mr. Powers' annual salary was set at $250,000 and he is entitled to an annual incentive bonus in the amount of 55% of his base salary if the Company meets financial targets established by the Board of Directors. As amended, Mr. Powers' employment agreement provides that after the expiration of its new term on April 1, 2002, Mr. Powers has the option to terminate his employment agreement within 30 days, upon which notice of termination Mr. Powers will be entitled to the same payments, benefits and vesting of stock options and phantom stock he would be entitled if there was a change of control (as defined in the employment agreement). If Mr. Powers elects not to terminate his amended employment agreement within 30 days of April 1, 2002, the agreement is automatically extended one year on each anniversary unless notice that the agreement will not be extended is given by either party at least 60 days prior to such anniversary.

         Messrs. Westmoreland, Adcock and Schwartz entered into amendments to their respective employment agreements pursuant to which they serve as executive officers of the Company, in the case of Messrs. Westmoreland and Adcock since September 19,1996 and, in the case of Mr. Schwartz, since May 1, 1998. As amended, these employment agreements provide for Messrs. Adcock, Westmoreland, and Schwartz to receive current annual base salaries of $205,000, $190,000, and $190,000, respectively. Each of Messrs. Adcock, Westmoreland and Schwartz are entitled to annual incentive bonuses of 55% of base salary if the Company meets financial targets established by the Board of Directors. The initial term of these employment agreements extends to the third anniversary of the effective date of the agreement; provided, however, that the term of each agreement is automatically extended one year on each anniversary unless notice that the agreement will not be extended is given by either party at least 60 days prior to such anniversary.

         Messrs. Hargett, Powers, Adcock, Westmoreland and Schwartz are entitled to participate in the incentive compensation and other programs adopted by the Company's Board of Directors, including the Company's 1996 Stock Option Plan.

         The employment agreements of each of Messrs. Hargett, Powers, Adcock, Westmoreland and Schwartz are subject to early termination (i) by the Company for cause or upon the death or disability of the employee and (ii) by the employee for any reason. If an employment agreement is terminated (i) without cause by the Company or (ii) by the employee with good reason (as defined in the employment agreements), the Company is obligated to pay such employee a lump-sum severance payment of 2.99 times the employee's then current annual rate of total compensation which includes salary, car allowance and annual bonus (which would be calculated as though the Company's financial targets had been met) and the continuation of certain welfare benefits. The employment agreements further provide that (i) a change of control will terminate the employment agreements, triggering the lump-sum severance payment obligation in the amount of 2.99 times the employee's total compensation, and (ii) termination of the employment agreements will also terminate the non-compete provisions contained therein. The agreements further provide that if any payments made to the executives (whether or not under the agreement) would result in their being subject to excise tax under Section 4999 of the Internal Revenue Code, each of the executives will be made "whole" on a net after-tax basis by the Company.

         Based upon their current total compensation, Messrs. Hargett, Powers, Adcock, Westmoreland and Schwartz would be entitled to lump sum severance payments of $2,058,300, $1,183,700, $975,000, $906,000, and $906,000,
respectively, if terminated by the Company without cause or by the employee for good reason.

         Effective as of October 26, 1999, the Board of Directors established the Change of Control Plan under which all employees, including the Company's executive officers, in the event of a "change of control" will be entitled to receive a "stay-on" bonus in the amount of 125% of the employee's regular target bonus percentage, and, in addition to other severance benefits, all stock options, phantom stock and 401(k) contributions will fully vest. See " - Change of Control Plan."

TERMINATION OF EMPLOYMENT AGREEMENTS FOR RETIRING OFFICERS

         In connection with their retirement as executive officers of the Company, each Messrs. Floyd and Fleming agreed to a termination of their respective employment agreements. They received lump sum severance payments of $2.3 million and $1.4 million, respectively. Further, all of Messrs. Floyd and Fleming's stock options, with an aggregate market value of $6.4 million and $1.4 million, respectively, based on the Company's closing stock price on the NYSE on March 30, 2001, became fully vested as of March 31, 2001.

SUPPLEMENTAL EXECUTIVE PENSION PLAN

         Effective immediately prior to the Company's initial public offering, the Company adopted an unfunded, non-qualified Supplemental Executive Pension Plan under which Mr. Floyd is the only beneficiary. Upon his retirement, the Company will pay Mr. Floyd $100,000 per year for life. Should he predecease his spouse, Mr. Floyd's surviving spouse will be paid $50,000 per year for her life.

401(k) PLAN

         The Company maintains the 401(k) Plan for its employees. Under the 401(k) Plan, eligible employees may elect to have the Company contribute on their behalf up to 12.5% of their base compensation (subject to certain limitations imposed under the Internal Revenue Code) on a before tax basis. The Company makes a matching contribution of $1.00 for each $1.00 of employee deferral, subject to limitations imposed by the 401(k) Plan and the Internal Revenue Code. The amounts contributed under the 401(k) Plan are held in a trust and invested among various investment funds in accordance with the directions of each participant. An employee's salary deferral contributions under the 401(k) Plan are 100% vested. The Company's matching contributions vest at the rate of 20% per year of service. Participants are entitled to payment of their vested account balances upon termination of employment.

1996 STOCK OPTION PLAN

         The 1996 Stock Option Plan was adopted by the Company in September 1996 in conjunction with the Company's initial public offering and allows the Company to grant options not to exceed 10% of the shares of the Company's common stock outstanding from time to time. The 1996 Stock Option Plan is administered by the Compensation Committee which, at their discretion, may grant either incentive stock options or non-qualified stock options to eligible individuals. All employees of the Company, including consultants and advisors of the Company and its affiliates are eligible to participate in the 1996 Stock Option Plan. Prior to the Company's adoption of the 1999 Stock Option Plan in October 1999, non-employee Directors were also eligible to participate in the 1996 Stock Option Plan. All option grants made to non-employee Directors after October 1999 are made under terms of the 1999 Stock Option Plan. On March 29, 2000, the Board authorized an additional 500,000 options to be made available for grants under the 1996 Stock Option Plan. Options granted under the 1996 Stock Option Plan expire 10 years from the grant date and vest in one-fifth increments on each of the first five anniversaries of the grant date with the exception of options granted to non-employee Directors which are fully vested on the date of grant. During 2000, no options were granted under the 1996 Stock Option Plan. Any options issued under the 1996 Stock Option Plan are subject to adjustment in the event of stock splits and certain other corporate events. In addition, the exercise price for options are subject to appropriate adjustments in the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, stock dividend, combination of shares or the like.

1999 NON-QUALIFIED STOCK OPTION PLAN

         On October 26, 1999, the Company's Board of Directors adopted the 1999 Stock Option Plan for employees (excluding executive officers) of the Company, non-employee Directors, consultants and advisors of the Company and its affiliates. With respect to non-employee Directors only, the 1999 Stock Option Plan amends and succeeds the 1996 Plan (under which no more options may be granted to non-employee Directors). The 1999 Stock Option Plan is administered by the Compensation Committee, which at their discretion, may grant awards to eligible individuals with the exception of non-employee Directors who receive automatic grants under the 1999 Stock Option Plan. The options granted under the 1999 Stock Option Plan are all non-qualified, expire 10 years from date of grant and vest immediately for non-employee Directors and in one-fifth increments on each of the first five anniversaries of the grant for other eligible individuals. During 2000, the Company granted a total of 106,000 options under the 1999 Stock Option Plan, of which 28,000 options were granted to non-employee directors pursuant to the Company's compensation plan for non-employee directors and 78,000 options were granted to new employees of the Company. Options issued under the 1999 Stock Option Plan are subject to adjustment in the event of stock splits and certain other corporate events. In addition, the exercise price for options are subject to appropriate adjustments in the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, stock dividend, combination of shares or the like.

CHANGE OF CONTROL PLAN

         Effective as of October 26, 1999, the Company's Board of Directors established the Change of Control Plan pursuant to which, upon a change of control (as defined below) all employees, including executive officers, will be entitled to receive "stay-on" bonuses in the amount of 125% of the employee's regular target bonus percentage. In addition, a change of control will cause all stock options, phantom stock and other employee benefits to become fully vested.

         Further, if employees (other than executive officers) are terminated by the Company within one year of the change of control other than for cause (as defined in the Change of Control Plan) or suffer a significant adverse change in employment, a reduction in salary or relocation of more than 30 miles, these employees will be entitled to severance benefits in the form of a lump sum payment calculated pursuant to a formula based upon each employee's base salary and years of service. The calculation of lump sum payments for executive officers is set forth in their respective employment agreements.

         A "change of control" is deemed to occur if either (i) a person, entity or group other than the Company or an affiliate of the Company acquires 20% or more of the combined voting power of the then outstanding voting securities of the Company, (ii) a reorganization, merger, consolidation or liquidation is approved or (iii) the individuals constituting the Board of Directors on October 26, 1999 cease to constitute a majority of the Board of Directors unless the election of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Robert B. Catell, a member of the Compensation Committee, is Chairman of the Board and Chief Executive Officer of KeySpan. KeySpan owns approximately 68% of the Company's common stock and is a party to certain transactions with the Company which are described below.

         The Company began exploring for natural gas and oil in December 1985 on behalf of The Brooklyn Union Gas Company. On September 20, 1996, the Company completed an initial public offering and issued 7,130,000 shares, or 31%, of its common stock to the public. Brooklyn Union became an indirect wholly owned subsidiary of KeySpan in May 1998 through the combination of Brooklyn Union's parent company, KeySpan Energy Corporation, and Long Island Lighting Company. As of April 10, 2001, THEC Holdings Corp., an indirect wholly owned subsidiary of KeySpan, owned approximately 68% of the outstanding shares of Houston Exploration's common stock.

         Joint Venture Drilling Program. Effective January 1, 1999, the Company entered into a joint exploration agreement ( the "KeySpan Joint Venture") with KeySpan Exploration & Production, LLC, a subsidiary of KeySpan, to explore for natural gas and oil over an initial two year term expiring December 31, 2000. Under the terms of the KeySpan Joint Venture, the Company contributed all of its then undeveloped offshore acreage to the joint venture and KeySpan received 45% of Houston Exploration's working interest in all prospects drilled under the program. KeySpan paid 100% of actual intangible drilling costs for the joint venture up to a specified maximum per year and all additional intangible drilling costs incurred were paid 51.75% by KeySpan and 48.25% by Houston Exploration. Revenues are shared 55% Houston Exploration and 45% KeySpan. In addition, the Company received reimbursements from KeySpan for a portion of its general and administrative costs.

         During the initial two-year term of the joint drilling program ended December 31, 2000, the Company, together with KeySpan, drilled a total of 21 wells: 17 exploratory wells and four development wells, five of which were unsuccessful. KeySpan spent a total of $82.1 million on exploration and development and Houston Exploration received a total of $6.8 million in general and administrative cost reimbursements.

         Effective December 31, 2000, the Company and KeySpan elected not to renew the initial term of the KeySpan Joint Venture. As a result, KeySpan will not participate in the Company's future offshore exploration prospects nor will the Company receive any reimbursement from KeySpan for future general and administrative costs. However, during the secondary term of the KeySpan Joint Venture, KeySpan will continue to maintain its working interest in all wells drilled under the Joint Venture. KeySpan will continue the development of its working interests in prospects drilled under the drilling program and for the year 2001 KeySpan has agreed to commit approximately $17 million for the development of wells successfully drilled during 1999 and 2000.

         Issuance of Common Stock to KeySpan Subsidiary. According to the terms of a revolving credit facility entered into by the Company with KeySpan in November 1998, the $80 million unpaid principal amount outstanding at the facility's maturity on March 31, 2000 was converted into shares of the Company's common stock at a conversion price of $15.732 per share and the revolving credit facility was terminated. The conversion price was determined based upon the average of the closing prices of the Company's common stock, rounded to three decimal places, as reported under "NYSE Composite Transaction Reports" in the Wall Street Journal during the 20 consecutive trading days ending three trading days prior to March 31, 2000. Accordingly, on March 31, 2000 and pursuant to the approval of the Company's stockholders received at the Company's April 27, 1999 annual meeting, the Company issued 5,085,177 shares of its common stock to THEC Holdings, Inc., an indirect wholly owned subsidiary of KeySpan, thereby increasing KeySpan's ownership of the Company from approximately 64% to approximately 68%.

         Section 29 Tax Credits. Effective January 1, 1997, the Company entered into an agreement to sell to a subsidiary of Brooklyn Union certain interests in onshore producing wells of the Company that produce from formations that qualify for tax credits under Section 29 of the Internal Revenue Code ("Section 29").
Section 29 provides for a tax credit from non-conventional fuel sources such as oil produced from shale and tar sands and natural gas produced from geopressured brine, Devonian shale, coal seams and tight sands formations. Brooklyn Union acquired an economic interest in wells that are qualified for the tax credits and in exchange, the Company (1) retained a volumetric production payment and a net profits interest of 100% in the properties, (2) received a cash down payment of $1.4 million and (3) receives a quarterly payment of $0.75 for every dollar of tax credit utilized. The Company manages and administers the daily operations of the properties in exchange for an annual management fee of $100,000. The income statement effect for the year ended December 31, 2000 was a reduction to income tax expense of $0.9 million representing benefits received from the
Section 29 tax credits.

         Registration Rights Agreement. Under a registration rights agreement (the "Registration Rights Agreement") entered into as of July 2, 1996 between the Company and THEC Holdings Corp., the Company has agreed to file, upon the request of KeySpan, a registration statement under the Securities Act for the purpose of enabling KeySpan to offer and sell any securities of the Company issued to THEC Holdings. KeySpan may exercise these rights at any time. The Company will bear the costs of any registered offering, except that KeySpan will pay any underwriting commissions relating to any such offering, any transfer taxes and any costs of complying with foreign securities laws at KeySpan's request, and each will pay for its counsel and accountants. The Company has the right to require KeySpan to delay any exercise by KeySpan of its rights to require registration and other actions for a period of up to 180 days if, in the judgment of the Company, the Company or any offering by the Company then being conducted or about to be conducted would be adversely affected. The Company has also granted KeySpan the right to include its securities in certain registration statements covering offerings by the Company, and the Company will pay all costs of such offerings other than underwriting commissions and transfer taxes attributable to the securities sold on behalf of KeySpan. The Company has agreed to indemnify KeySpan, its officers, directors, agents, any underwriter, and each person controlling any of the foregoing, against certain liabilities under the Securities Act or the securities laws of any state or country in which securities of the Company are sold pursuant to the Registration Rights Agreement.

                              CERTAIN TRANSACTIONS

TRANSACTIONS BETWEEN THE COMPANY AND MANAGEMENT

         Restricted Stock and Option Grant to New President and Chief Executive. On April 4, 2001, the Board of Directors of the Company granted Mr. Hargett 10,000 restricted shares of Common Stock of the Company which vest in one-third increments during a three-year period on each anniversary of the grant date and vest in full if Mr. Hargett terminates his employment for good reason (as defined in his employment agreement) or if Mr. Hargett's employment is terminated by the Company for any reason other than cause (as defined in the employment agreement). On April 4, 2001, the Board of Directors granted to Mr. Hargett options to purchase

70,000 shares of Common Stock at an exercise price of $25.58 per share pursuant to the terms of the 1996 Stock Option Plan. The options expire 10 years from the grant date and vest in one-fifth increments on each of the first five anniversaries of the grant date.

         2001 Stock Option Grants. On January 26, 2001, the Board of Directors authorized a grant to the Company's executive officers of non-qualified options to purchase an aggregate of 196,437 shares of Common Stock of the Company at an exercise price of $36.875 per share pursuant to the 1996 Stock Option Plan. Messrs. Floyd, Fleming and Powers received options totaling 70,812, 35,036 and 25,742, respectively. Messrs. Adcock, Westmoreland and Schwartz each received 21,619 options. In connection with this option grant, the Company's executive officers were awarded a special bonus in an aggregate amount of $1.5 million. Messrs. Floyd, Fleming and Powers received $546,000, $270,000 and $198,000, respectively. Messrs. Adcock, Westmoreland and Schwartz each received $167,000.

         Employment Contracts. The Company is a party to employment agreements with Messrs. Hargett, Powers, Adcock, Westmoreland and Schwartz. See "Executive Compensation -- Employment Agreements" for a description of these employment agreements.

         Prior to the Company's initial public offering in September 1996, the Company and Mr. Floyd, its former President and Chief Executive Officer, were party to an employment agreement. Under this employment agreement, the Company had:

         o granted Mr. Floyd an option to obtain up to a 5% working interest in specified exploration prospects of the Company, exercisable at the time of acquisition of the prospect or prior to the commencement of drilling of the initial well on any such prospect;

         o assigned to Mr. Floyd a 2% net profits interest in all exploration prospects of the Company at the time such properties were acquired;

         o assigned to key employees designated by Mr. Floyd overriding royalty interests equivalent to a 4% net revenue interest in specified properties of the Company at the time such properties were acquired by the Company; and

         o assigned to Mr. Floyd a 6.75% after program-payout working interest in the leases upon which the Company began drilling an exploratory well (whether or not successful) during a calendar year.

         Mr. Floyd and his affiliates opted to acquire a 5% working interest in the Charco Field properties acquired by the Company in July 1996 and the right to participate with a 5% working interest in any future wells drilled by the Company in the Charco Field. The Company loaned to Mr. Floyd the $3.1 million purchase price for the purchase of a 5% working interest in the Charco Field properties. In addition, the Company agreed to loan to Mr. Floyd, on a revolving basis, the amounts required to fund the expenses attributable to his working interest. Mr. Floyd was required to repay amounts owed under the loan in the amount of 65% of all distributions received in respect to such working interest, as distributions are received. Amounts outstanding under the loan accrued interest at an interest rate equal to the Company's cost of borrowing under the Company's credit facility. Obligations under the agreement were secured by a pledge of Mr. Floyd's working interest in, and the production from, such properties. As of December 31, 2000, the outstanding balance owed by Mr. Floyd under the loan was $0.6 million. Mr. Floyd repaid the loan in full as of February 28, 2001.

         In January 2000, the Company's Board of Directors and Mr. Floyd agreed to exchange, effective as of October 1, 1999, all of the working interests and net profits interests he had acquired in properties of the Company pursuant to his 1996 employment agreement for an overriding royalty interest in those same properties. The size of the overriding royalty interest granted to Mr. Floyd was determined based on the net present value, discounted at 10%, of the working interests and net profits interests on the effective date of the exchange of approximately $13.5 million.

         During 2000, Mr. Floyd and his affiliates received $5.8 million in revenues attributable to his overriding royalty interests held in properties of the Company, and paid $0.1 million in costs and expenses attributable to those same properties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents certain information as of April 10, 2001 regarding the beneficial ownership of the Company's Common Stock by Common Stock equivalents credited to (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock;
(ii) each Director of the Company; (iii) the Company's Named Executive Officers; and (iv) all Directors and executive officers as a group. Unless otherwise indicated, each person shown below has the sole power to vote and the sole power to dispose of the shares of Common Stock listed as beneficially owned.

                                                          COMMON STOCK BENEFICIALLY OWNED
                                                          --------------------------------
                                                                                 OPTIONS                        TOTAL PERCENT
                                        COMMON STOCK                           TO PURCHASE                           OF
                                       AND COMMON STOCK     COMMON               COMMON         COMMON STOCK       COMMON
NAME OF BENEFICIAL OWNER                 EQUIVALENTS         STOCK               STOCK(1)      EQUIVALENTS(2)     STOCK(14)
------------------------               ----------------   ------------         ------------    --------------   -------------

KeySpan Corporation (3)
   One MetroTech Center
   Brooklyn, NY 11201-3850 .........       20,380,392       20,380,392                   --               --             67.9%
Massachusetts Financial
 Services Company(4)
   500 Boylston Street
   Boston, MA 02116 ................        2,196,459        2,196,459                   --               --              7.3%
James G. Floyd .....................          612,489           70,361(5)           542,128               --              2.0%
Randall J. Fleming .................          146,949               --              146,949               --                *
Thomas W. Powers ...................           26,958            1,100(6)            22,934            2,924                *
James Q. Riordan ...................           21,011              500(7)            13,000            7,511                *
Robert B. Catell ...................           17,000            4,000(8)            13,000               --                *
Donald C. Vaughn ...................           15,702               --               13,000            2,702                *
David G. Elkins ....................           14,000            5,000                9,000               --                *
Craig G. Matthews ..................           14,000            1,000(9)            13,000               --                *
William G. Hargett .................           10,000           10,000(10)               --               --                *
Charles W. Adcock ..................           10,149            2,476                6,000            1,673                *
Gerald Luterman ....................            7,000               --(11)            7,000               --                *
H. Neil Nichols ....................            7,000               --(12)            7,000               --                *
James F. Westmoreland ..............            3,414            1,064                   --            2,350                *
Russell D. Gordy ...................            2,500              500(13)            2,000               --                *
Gordon F. Ahalt ....................            2,000            2,000                   --               --                *
Thomas E. Schwartz .................              789               --                   --              789                *
All Directors and executive
 officers as a group (16 persons) ..          910,961           98,001              795,011           17,949              2.9%

----------

*        Less than 1%.

(1) The Directors and officers have the right to acquire the shares of common stock reflected in this column currently or within 60 days of the date hereof through the exercise of stock options.

(2) The term Common Stock Equivalents refers to units of value or phantom stock rights which track the performance of Common Stock. Such units do not possess any voting rights or right to dispose of Common Stock and have been issued to non-employee Directors pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors or to certain executive officers pursuant to the 1996 grant of phantom stock rights.

(3) KeySpan holds its shares of the Company through its indirect wholly owned subsidiary, THEC Holdings Corp.

(4) As reported on a Schedule 13G/A filed on February 12, 2001, Massachusetts Financial Services Company ("MFS") is the beneficial owner of 2,327,959 shares of the common stock outstanding of the Company, which shares are also beneficially owned by other non-reporting entities as well as MFS. MFS has sole voting power with respect to 2,196,459 shares and sole dispositive power with respect to 2,327,959 shares.

(5)      Mr. Floyd also owns 1,893 shares of KeySpan common stock.

(6)      Mr. Powers also owns 400 shares of KeySpan common stock.

(7)      Mr. Riordan also owns (i) 21,500 shares of KeySpan common stock and
         (ii) 17,686 KeySpan common stock equivalents.

(8) Mr. Catell also owns (i) 947,732 shares of KeySpan common stock, which number includes 883,133 outstanding options to purchase shares of KeySpan common stock that are exercisable within 60 days from the date hereof; (ii) 12.82 shares of KeySpan preferred stock; and (iii) 328 KeySpan common stock equivalents.

(9) Mr. Matthews also owns (i) 395,137 shares of KeySpan common stock including 366,066 outstanding options to purchase KeySpan common stock exercisable within 60 days hereof; (ii) 12.82 shares of KeySpan preferred stock; and (ii) 328 KeySpan common stock equivalents.

(10) All of the shares owned by Mr. Hargett are restricted and vest in one-third increments over a period of three years on the anniversary date of the grant date (April 4, 2001).

(11) Mr. Luterman also owns 50,767 shares of KeySpan common stock including 48,466 outstanding options to purchase KeySpan common stock exercisable within 60 days hereof.

(12) Mr. Nichols also owns (i) 36,416 shares of KeySpan common stock including 30,266 outstanding options to purchase KeySpan common stock exercisable within 60 days hereof and (ii) 12.82 shares of KeySpan preferred stock.

(13)     Mr. Gordy also owns 5,000 shares of KeySpan common stock.

(14)     Based upon 30,007,741 shares outstanding as of April 10, 2001.

                          COMPLIANCE WITH SECTION 16(a)

         Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such forms that they file.

         To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and on written representations by certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with in a timely manner.

                            PROPOSAL OF STOCKHOLDERS

         Any proposal of a stockholder intended to be presented at the next annual meeting must be received at the Company's principal executive offices no earlier than October 31, 2001 and no later than November 30, 2001, if the proposal is to be considered for inclusion in the Company's Proxy Statement relating to the next annual meeting, provided however that if the date of the 2001 annual meeting is scheduled to be held prior to April 15, 2001 or later than June 15, 2001, then notice must be received by the Company at least 80 days prior to the date the Company intends to distribute its proxy statement with respect to the 2001 annual meeting.

                              FINANCIAL INFORMATION

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING ANY FINANCIAL STATEMENTS AND SCHEDULES AND EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO JAMES F. WESTMORELAND, VICE PRESIDENT, CHIEF ACCOUNTING OFFICER, COMPTROLLER AND SECRETARY, THE HOUSTON EXPLORATION COMPANY, 1100 LOUISIANA, SUITE 2000, HOUSTON, 77002.

                                        By Order of the Board of Directors

                                        /s/ James F. Westmoreland
                                        ----------------------------------
                                        James F. Westmoreland
                                        Secretary


April 10, 2001
Houston, Texas

                                   APPENDIX A

                         THE HOUSTON EXPLORATION COMPANY
                             AUDIT COMMITTEE CHARTER


PURPOSE AND SCOPE

         The primary purpose of the Audit Committee is to assist the Board of Directors of the Houston Exploration Company (the "Company") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including by monitoring:

         o the quality and integrity of the financial statements of the Company;

         o the Company's compliance with legal and regulatory requirements as well as the Company's systems of internal accounting and financial controls;

         o        the independence of the Company's independent auditors; and

         o the performance of the Company's internal and outside auditors.

         The Audit Committee is designated by the Board of Directors and receives its authority from the Board of Directors to whom it reports.

         In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company, and the power to retain special accountants, counsel and such other outside assistance as it may require.

         The Board of Directors and the Audit Committee are in place to represent the Company's stockholders; accordingly, the independent outside auditors are ultimately accountable to the Board of Directors and the Audit Committee.

QUALIFICATION FOR MEMBERSHIP

         The Audit Committee shall be composed of a not less than three members of the Board of Directors. One member will serve as the Audit Committee's Chairman. The members of the Audit Committee shall meet the independence and financial literacy and management expertise requirements of the New York Stock Exchange. The members of the Audit Committee shall be appointed by the Board of Directors.

RESPONSIBILITIES

         The Audit Committee shall make regular reports to the Board.

         The Audit Committee shall:

         1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

         2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

         3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

         4. Review with management the Company's quarterly financial statements prior to the filing of its Form 10-Q.

         5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

         6. Review any changes to the Company's accounting principles and practices.

         7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board of Directors.

         8.       Approve the fees to be paid to the independent auditor.

         9. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

         10. Review and evaluate, together with the Board of Directors, the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board of Directors replace the independent auditor.

         11. Review and evaluate the performance of the internal audit function and make recommendations to the Board of Directors regarding the appointment, retention or replacement of the internal auditors.

         12. Review the significant reports to management prepared by the internal auditing department and management's responses.

         13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

         14. Obtain from the independent auditor assurance that the audit was performed in compliance with Section 10A of the Securities Exchange Act of 1934. Pursuant to Section 10A of the Securities Exchange Act of 1934, audits of financial statements, in accordance with generally accepted auditing standards, are required to contain the following: (i) procedures designed to provide reasonable assurance of detecting illegal acts that would have a direct and material effect on the determination of financial statement amounts;
                  (ii) procedures designed to identify related party transactions that are material to the financial statements or otherwise require disclosure therein; and (iii) an evaluation of whether there is substantial doubt about the ability of the issuer to continue as a going concern during the ensuing fiscal year.

         15. Obtain reports from management that the Company and its subsidiary are in conformity with applicable legal requirements and the Company's internal policies.

         16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

         17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor to the Company and the Company's response to that letter. Such review should include:

                  a. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

                  b. Any changes required in the planned scope of the audit.

         18. Prepare the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

         19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's internal policies.

         20. Review with the Company's legal counsel matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

         21. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

LIMITATIONS ON RESPONSIBILITIES AND POWERS

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty of the Audit Committee:

         o        to plan or conduct audits;

         o to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles, which determination is the responsibility of management and the independent auditor;

         o        to conduct investigations;

         o to resolve disagreements, if any, between management and the independent auditor; or

         o to ensure compliance with laws and regulations and the Company's internal policies.

                                      PROXY

                         THE HOUSTON EXPLORATION COMPANY
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
                         ANNUAL MEETING -- MAY 15, 2001

        The undersigned having received the notice and accompanying Proxy Statement for said meeting hereby constitutes and appoints WILLIAM G. HARGETT and JAMES F. WESTMORELAND (the "Proxy Committee"), and each of them, his true and lawful agents and proxies with power of substitution in each, to represent and vote at the Annual Meeting to be held at 10:00 am on May 15, 2001 at the DoubleTree Hotel, Allen Center, 400 Dallas Street, Houston, Texas 77002, or at any adjournment thereof on all matters coming before said meeting, all shares of THE HOUSTON EXPLORATION COMPANY which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

                           (Continued on Reverse Side)

[X]      Please mark your votes
         as in this example

         (except as marked below)

1.       Election of Directors; Nominees:                 FOR                  WITHHOLD
         Gordon F. Ahalt, Robert B. Catell,        (to vote for all            AUTHORITY
         David G. Elkins, Russell D. Gordy,            nominees)
         Craig G. Matthews, Gerald Luterman,              [ ]                     [ ]
         H. Neil Nichols, James Q. Riordan,
         Donald C. Vaughn, and William G.
         Hargett.

         For, except vote withheld from the
         following nominee(s):

          ------------------------------------

2.       Ratification and approval of Arthur              FOR                   AGAINST                ABSTAIN
         Andersen LLP as the Company's                    [ ]                     [ ]                    [ ]
         independent public accountants for
         the fiscal year ending December 31,
         2001

3.       In the discretion of the Proxy                   FOR                   AGAINST                ABSTAIN
         Committee, upon other matters as                 [ ]                     [ ]                    [ ]
         may properly come before the
         meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS (1) AND (2). THE PROXY COMMITTEE IS AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

You are encouraged to specify your choices by marking the appropriate boxes above, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE(S)_________________________________ DATE _____________________________

Note: Executors, administrators, trustees, etc., please give full title as such. If a corporation, please sign full corporate name by duly authorized officer. Joint owners should each sign personally.